Exhibit 99.1

Adaptimmune Announces Appointment of Gavin Wood as Chief Financial Officer

PHILADELPHIA, PA. and OXFORDSHIRE, United Kingdom, February 18, 2020 -- Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today announces the appointment of Gavin Wood as Chief Financial Officer (CFO), effective April 1, 2020.

“I am delighted to welcome Gavin to Adaptimmune. He is an experienced and seasoned finance leader with a track record of growing biotech companies in the UK and the US that scaled up successfully and delivered significant value,” said Adrian Rawcliffe, Adaptimmune’s Chief Executive Officer. “Gavin will be a valuable addition to our leadership team, as we prepare to commercialize our first treatment in 2022. The experience he brings from successful commercial companies will be particularly useful to realize our vision of an integrated cell therapy company for people with cancer.”

Since 2006, Gavin has held CFO and senior management roles in public companies in the life sciences sector. Most recently, he served as the CFO and a director of Abcam plc (LSE: ABC) from September 2016 through February 3, 2020, working as part of the executive team that led the company through a period of significant growth and change. Before that, Gavin held a series of roles at Affymetrix Inc, (Nasdaq: AFFX) from 2006 to 2016, including serving as Executive Vice President and Chief Financial Officer from May 2013 through March 2016, and managing the global finance, IT, internal audit and facilities functions, until the company was acquired by ThermoFisher Scientific. Gavin Wood is a Chartered Accountant and holds a B.A. degree in Archaeology from the University of Durham, U.K.

Michael Garone, who is serving as Interim CFO, will step down on March 31, 2020.

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products for cancer patients. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer across multiple solid tumors. For more information, please visit http://www.adaptimmune.com.

Adaptimmune Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 6, 2019, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez – VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. – Senior Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com

1